Exhibit 3.1

SIGNAL ENERGY, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 19, 2020

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Signal Energy, LLC, a Delaware limited liability company (the “Company”), is entered into by SEC Holdings Group, LLC, a Delaware limited liability company, as its sole member (the “Member”).

WHEREAS, the Company was formed as a limited liability company on February 18, 2005 pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as the same may be amended from time to time, and any successor thereto, the “Act”);

WHEREAS, reference is hereby made to that certain Operating Agreement of the Company, dated as of May 20, 2005 (as amended to date, the “Previous Agreement”);

WHEREAS, Section 14.16 of the Previous Agreement provides that the Previous Agreement may be amended with the consent of all members of the Company entitled to vote thereon;

WHEREAS, immediately prior to the entry into this Agreement by the Member, EMJ Corporation, a Tennessee corporation (“EMJ”), JKG Ventures, LLC, a Delaware limited liability company (“JKG Ventures”), Signal Ventures, LLC, a Delaware limited liability company (“Signal Ventures” and, together with EMJ and JKG Ventures, “Sellers”), assigned, transferred, conveyed and delivered all of the Membership Interests (as defined in the Previous Agreement) to the Member pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of November 9, 2020, by and among the Member, Sellers and the other parties a party thereto;

WHEREAS, the Member is the sole member of the Company after giving effect to the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Member desires to amend and restate the Previous Agreement in its entirety as set forth herein.

NOW THEREFORE, the Member hereby amends and restates the Previous Agreement in its entirety as set forth in this Agreement pursuant to and in accordance with the Previous Agreement and the Act.

1. Name. The name of the Company is “Signal Energy, LLC” or such other name as may be determined from time to time by the Manager (as defined below). The Certificate of Formation of the Company was filed in the office of the Secretary of State of the State of Delaware on November   , 2020.

2. Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act or the laws of any jurisdiction in which the Company may do business from time to time. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Without limiting the generality of the foregoing, the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3. Registered Agent and Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, zip code 19808. The name of the Company’s registered agent for service of process at such address is Corporation Service Company. The registered office and/or registered agent of the Company may be changed from time to time at the discretion of the Manager.

4. Member; Units. The name and address of, and the number of Units held by, the Member are set forth on Schedule A hereto, as the same may be amended from time to time. For purposes of this Agreement, “Units” shall mean interests in the Company representing the holder’s fractional interest in the income, gains, losses, deductions and expenses of the Company. Units issued shall not be certificated unless otherwise determined by the Manager.

5. Management.

(i) Generally. The business and affairs of the Company shall be managed by a manager (the “Manager”) appointed by the Member, subject to Sections 5(v) and 5(vi) and Section 6(i). The Manager shall be the “manager” of the Company for the purposes of the Act. The Manager shall hold office until a successor is duly elected and qualified or until his death, resignation or removal as provided herein. As of the date hereof, Hakob Grigoryan shall serve as the Manager.

(ii) Removal and Resignation. The removal of the Manager (with or without cause) shall be effected by a vote of the Member. The Manager may resign by delivering written resignation to the Company at the Company’s principal office addressed to the Company.

(iii) Written Consent. Any action required to be, or which may be, taken by the Manager may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by the Manager.

(iv) No Fiduciary Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the Member hereby waives, to the maximum extent permitted by law, any and all fiduciary duties that the Manager owes to the Company, any member thereof or any other Person, in each case, in connection with its serving as a manager of the Company.

(v) Delegation; Generally. The Manager may, from time to time, delegate to one or more Officers (as defined below) such authority and duties as the Manager may deem advisable.

(vi) Officers. The management of the business and affairs of the Company by the Officers, and the exercise of their powers shall be conducted under the supervision of and subject to the approval of the Manager.

6. Officers.

(i) Designation and Appointment. The Manager may (but need not) from time to time designate and appoint one or more persons as officers of the Company (each, an “Officer”; collectively, the “Officers”). No Officer need be a resident of the State of Delaware. Any Officers so designated shall have such authority and perform such duties as the Manager may from time to time delegate to them. The Manager may assign titles to particular Officers. Unless the Manager otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Manager pursuant to the terms hereunder. Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Manager. The respective names and offices of the Officers as of the date hereof are set forth on Schedule B hereto.

(ii) Resignation; Removal; Vacancies. Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Manager in its discretion at any time. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager and shall remain vacant until so filled.

(iii) Limitation of Liability. Except as otherwise provided herein or in any agreement entered into by such Person and the Company, and to the extent permitted by the Act, no present or former Manager or Officer of the Company shall be liable to the Company or to the Member or any other Manager or Officer. The Manager and each Officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager or such Officer, as applicable, in good faith reliance on such advice shall in no event subject the Manager or such Officer, as applicable, to liability to the Company or the Member. Each of the Officers and the Manager may manage the business of the Company as permitted hereunder in his, her or its sole discretion.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act. Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Manager shall cause the business of the Company to be liquidated promptly thereafter.

8. Capital Contributions. The Member shall contribute capital to the Company in such amounts and at such times as the Member may deem appropriate in its sole discretion. The Member is not required to make any additional capital contribution to the Company.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager.

11. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.

12. Resignation. The Member may not resign from the Company unless a substitute member is simultaneously admitted as a member of the Company.

13. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Manager, and Schedule A of this Agreement shall be amended at such time to reflect such admission.

14. Liability of the Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Indemnification. The Company shall, to the fullest extent authorized by the Act (after waiving any and all restrictions on indemnification thereunder to the fullest extent permitted by the Act), indemnify and hold harmless the Member and the Manager, and at the discretion of the Manager, any Officer or employee of the Company (each, an “Indemnified Person”), from and against any and all claims, losses, liabilities and expenses of any kind or nature arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company (as applicable). Except as otherwise determined by the Manager in the case of Officers or employees, expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending any claim shall be paid by the Company in advance of the final disposition of such claim, including any appeal therefrom, upon receipt of an undertaking, in form and substance reasonably acceptable to the Manager, by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

16. Subrogation. In the event that the Manager, any Officer or any employee is entitled to indemnification under Section 15 for which such Person is also entitled to indemnification from Oaktree Capital Management, L.P., a Delaware limited partnership, or any general partner, equityholder or affiliate thereof (each, an “Oaktree Affiliate”), the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of the Oaktree Affiliates, and to the extent any of the Oaktree Affiliates actually indemnifies any such Person, each of the Oaktree Affiliates shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of the Oaktree Affiliates under such circumstances and agrees to execute and deliver such further documents and/or instruments as any of the Oaktree Affiliates may reasonably request in order to evidence any such subrogation rights, whether before or after any of the Oaktree Affiliates makes any such indemnification payment. The Company shall pay any amounts due under this Section 16 in cash, promptly, and in any event within fifteen (15) days, upon written demand from any of the Oaktree Affiliates. The Company hereby waives any right against the Oaktree Affiliates to indemnification, subrogation or contribution. Furthermore, the Company expressly agrees that the Oaktree Affiliates are intended third party beneficiaries as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18. Amendments. This Agreement may be amended only by a written instrument executed by the Manager or by the Member.

19. Third-Party Beneficiary. Other than as set forth in Sections 15 and 16 of this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Member hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such matter.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first written above.

MEMBER:

SEC HOLDINGS GROUP, LLC

By:	/s/ Peter Jonna
Name:	Peter Jonna
Title:	President

Signature Page to Amended and Restated Limited Liability Company Agreement –

Signal Energy, LLC